Exhibit 99.1

ATEC Appoints Beth Altman to Board of Directors

CARLSBAD, Calif., July 26, 2021 – Alphatec Holdings, Inc. (Nasdaq: ATEC), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, announced today that Beth Altman, former Managing Partner at KPMG LLP San Diego, has been appointed as an independent director to the ATEC Board of Directors ("Board") and as Chair of the Audit Committee of the Board, with both appointments to be effective as of August 12, 2021.  The Company also announced the resignation of Donald A. Williams as an independent director and as Chair of the Audit Committee of the Board and member of its Finance Committee, with such resignations effective as of August 11, 2021.

An audit partner for over 26 years with KPMG US, and the former Managing Partner of the firm's 300-person San Diego office, Altman brings a wealth of life science, consumer markets and technology sector expertise and served as lead partner for many multinational public clients. Altman also serves on the board of Allscripts and CV Sciences and was previously on the board of the Corporate Directors Forum, a 501 (c)(6) nonprofit organization focused on helping Directors build more effective boards through continuous learning and peer networking.

“We are thrilled to welcome Beth to the ATEC Board,” said Pat Miles, Chairman and Chief Executive Officer.  “Her breadth of business, accounting and finance insight and her passion for life science technologies will be essential as ATEC continues its evolution into a dominant spine company.  We would also like to thank Don, one of ATEC’s longest-standing Board members, for his guidance and support throughout our ongoing business transformation.”

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging S.A. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation MachineTM is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC’s vision is to become the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the Company cautions investors that there can be no assurance that actual results will not differ materially from those projected or suggested in such statements. Forward-looking statements include, but are not limited to, references to the Company’s future growth and expansion. Important factors that could cause actual results to differ from those expressed or implied by such statements can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Tina Jacobsen, CFA

Investor Relations

(760) 494-6790

investorrelations@atecspine.com

Company Contact:

J. Todd Koning

Chief Financial Officer

Alphatec Holdings, Inc.

investorrelations@atecspine.com